Exhibit 5.1

June 9, 2006

AvalonBay Communities, Inc.
2900 Eisenhower Avenue, Suite 300
Alexandria, VA  22314

Ladies and Gentlemen:

This opinion is delivered in my capacity as general counsel to AvalonBay Communities, Inc., a Maryland corporation (the “Company”), in connection with the registration on Form S-8, pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of 4,485,617 shares (the “Shares”) of the Company’s common stock, par value $.01 per share (the “Common Stock”), which may be issued pursuant to the AvalonBay Communities, Inc. 1994 Stock Incentive Plan, as amended and restated on December 8, 2004, and as subsequently amended on February 9, 2006 (the “Plan”).

In connection with rendering this opinion, I have examined the Articles of Incorporation and the Bylaws of the Company, each as amended to date; such records of the corporate proceedings of the Company as I deemed material; the registration statement on Form S-8 under the Securities Act relating to the Shares (the “Registration Statement”); the Plan, the Plan Information Statement and the forms of agreements currently used in connection with awards issued under the Plan; and such other certificates, receipts, records and documents as I considered necessary for the purposes of this opinion.

I am opining herein only as to the General Corporation Law of the State of Maryland and I express no opinion with respect to any other laws.

Based upon the foregoing, I am of the opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company and upon issuance of the Shares in accordance with the terms of the Plan and the receipt of full consideration therefor, such shares will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Edward M. Schulman

Edward M. Schulman